EXHIBIT 18.01
February 24, 2012
The Hartford Financial Services Group, Inc.
One Hartford Plaza
Hartford, CT
Dear Sirs/Madams:
We have audited the consolidated financial statements of The Hartford Financial Services Group, Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 24, 2012, which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company’s change in its method of accounting and reporting for variable interest entities and embedded credit derivatives as required by accounting guidance adopted in 2010, and for other-than-temporary impairments as required by accounting guidance adopted in 2009. Note 8 to such financial statements contains a description of your adoption during the year ended December 31, 2011 of your change in the date for the annual goodwill impairment test. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.
Yours truly,
/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP